The Credit Suisse FI Enhanced Europe 50 Exchange Traded Notes (the "ETNs") are senior, unsecured debt securities issued by Credit Suisse AG ("Credit Suisse"), acting through its Nassau Branch, that are linked on a leveraged basis to the return of the STOXX Europe 50® USD (Gross Return) Index (the "Index"). The Index is composed of the equity securities of 50 "blue chip" European companies by free-float market capitalization (each, an "Index Component"). The ETNs are listed on the NYSE Arca under the ticker symbol "FIEU". The ETNs should be purchased only by knowledgeable investors who understand the potential consequences of investing in the ETNs.

**FIEU Related Information**

- FIEU Prospectus
- FIEU Factsheet

Overview

**Product Data (as of 09 Sep 2013)**

| | |
|---|---|
| Closing Price: | $102.81 |
| ETNs Outstanding: | 496,600 |
| Market Capitalization*: | $51,055,446 |

* Market Capitalization = Closing Price x ETNs Outstanding

**Market Data (as of 09 Sep 2013)**

| | | | |
|---|---|---|---|
| Closing Price: | $102.81 | High (Daily): | $102.88 |
| Net Change (Daily): | $1.01 | Low (Daily): | $102.32 |
| % Change (Daily): | 0.99% | Volume: | 6,587 |
| Closing Indicative Value: | $102.25 | 20-Day Volume Average: | 0 |

**Profile**

| | | | |
|---|---|---|---|
| Primary Exchange: | NYSE Arca | Leverage Factor: | 2.0 |
| ETN Ticker: | FIEU | Annual Investor Fee: | 0.05% |
| Bloomberg ETN Keystroke: | FIEU<EQUITY><GO> | Financing Rate: | 3M USD Libor + 0.76% |
| Underlying Ticker: | SX5PGV | CUSIP: | 22542D100 |
| Inception Date: | 05 Sep 2013 | Maturity Date: | 10 Sep 2018 |

**Returns (as of 09 Sep 2013)**

| | 1 mo. | 3 mo. | 6 mo. | YTD | 1 Yr. | Since Note Incept. |
|---|---|---|---|---|---|---|
| FIEU | N/A | N/A | N/A | 2.81% | N/A | 2.81% |
| SX5PGV | -0.56% | 2.45% | 5.97% | 10.28% | 15.49% | 1.14% |

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